Exhibit 23.3

December 6, 2006

Trina Solar Limited

No. 2 Xin Yuan Yi Road, Electronics Park,

New District, Changzhou

Jiangsu 213031, People’s Republic of China

Ladies and Gentlemen:

We hereby consent to the use of our name under the captions “Taxation” and “Legal Matters” in the prospectus included in the registration statement on Form F-1, originally filed by Trina Solar Limited on December 6, 2006, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Prospectus”). We hereby further consent to the summarization of our opinion under the caption “Taxation” in the Prospectus to the extent the discussions stating legal conclusions under U.S. federal tax law and subject to the qualifications therein. In giving such consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Sincerely yours,

/s/

Latham & Watkins LLP

Resident partners: Joseph A. Bevash (US), Sabrina Y. T. Maguire (US), John A. Otoshi (US), Mitchell D. Stocks (US), David Zhang (US)